Exhibit 99.1

Atlantic Coast Federal Corporation Reports Year-End Results

Company Extends Stock Repurchase Program

WAYCROSS, Ga.--(BUSINESS WIRE)--Atlantic Coast Federal Corporation (NASDAQ: ACFC), the holding company for Atlantic Coast Bank, today announced results for the fourth quarter and year ended December 31, 2007. As previously announced, in the fourth quarter the Company expensed offering costs totaling approximately $1.1 million, net of tax, related to its terminated second-step conversion, which primarily accounted for the Company's net loss for the quarter. In the fourth quarter, Atlantic Coast Federal Corporation also increased its loan loss provision reflecting the rapidly changing and uncertain real estate market. However, the Company's business fundamentals continued to reflect steady loan growth in the fourth quarter, resulting in a 10% year-over-year increase in 2007 versus 2006. This growth in turn contributed to higher net interest income for the fourth quarter and year, compared with the prior-year period and helped offset the impact of ongoing pressure on net interest margins.

For the fourth quarter of 2007, the Company posted a net loss of $1,094,000 or $0.09 per share versus net income of $911,000 or $0.07 per share in the fourth quarter of 2006. For 2007, net income declined 78% to $1,115,000 or $0.08 per share from $5,129,000 or $0.38 per share in the prior year.

Separately, Atlantic Coast Federal Corporation announced that its Board of Directors has extended the Company's current stock repurchase program for six months. This program – the Company's third – originally was approved in September 2006 and authorized the repurchase of up to 478,000 shares or approximately 10% of the then-outstanding publicly held shares of common stock. However, the program was suspended in May 2007 because of the Company's planned second-step offering. Currently, authorization remains to repurchase a total of approximately 183,000 shares under this program. Future repurchases may be made from time to time in open-market or negotiated transactions as deemed appropriate by the Company and will depend on market conditions.

Commenting on the Company's financial results, Robert J. Larison, Jr., President and Chief Executive Officer, said, "Clearly, the fourth quarter was characterized by ongoing weakness in the real estate market, both nationally and in northeast Florida, as indicated by increased delinquencies and declines in real estate values. These circumstances and the related effect on consumer credit quality figured prominently in our fourth quarter results along with the impact of our terminated second-step offering. Going forward, we believe we will continue to face challenging conditions in our business, as continuing adverse developments within the mortgage and housing markets likely will have further impact on credit quality and thus earnings. We nevertheless believe the fundamental trends in our business show solid momentum for growth. As we move into the months and years ahead, management remains intently focused on the strategic priorities required to improve Company performance. These include product development and enhanced client service within the communities we serve, key organizational changes that effectively align the skills needed to prosper in today's competitive and challenging environment, greater control over non-interest expense, and asset and liability management initiatives. Over the long term, we believe these strategies will provide greater value for our stockholders."

Total assets increased 10% to $931,026,000 at December 31, 2007, from $843,079,000 at December 31, 2006. Loans receivable, net totaled $703,513,000 at December 31, 2007, up 10% from $639,517,000 at December 31, 2006. Deposits rose 2% to $582,730,000 at the end of 2007 from $573,052,000 at December 31, 2006. Total stockholders' equity was $89,806,000 at December 31, 2007, down slightly from stockholders' equity of $91,087,000 at December 31, 2006.

For the fourth quarter of 2007, net interest income increased 6% to $5,765,000 from $5,443,000 in the fourth quarter last year. This reflected primarily an increase in the balance of average interest-earning assets and higher rates, offset by a continued rise in funding costs due to highly competitive market conditions, especially in the northeast Florida market where the majority of the Company's growth is occurring. With these pressures and the impact of a flat yield curve, the Company's net interest margin for the fourth quarter declined three basis points to 2.67% compared with the third quarter of 2007, but was 20 basis points lower than the same quarter last year. Management believes that pressure on net interest margins will continue in 2008 due to the declining rate environment and deposit pricing in the competitive Jacksonville market. For the year ended December 31, 2007, net interest income increased 3% to $22,386,000 from $21,660,000 last year as net interest margin declined 32 basis points to 2.67% versus 2.99% for 2006.

Non-performing loans relative to total loans increased to 1.10% at December 31, 2007, compared with 1.05% in the third quarter of 2007 and 0.47% at December 31, 2006. The increase in the third and fourth quarters of 2007 reflected primarily the recent addition of certain northeast Florida commercial real estate loans. Net charge-offs to average outstanding loans, on an annualized basis, rose to 0.40% in the fourth quarter of 2007 versus a net recovery of 0.17% in the third quarter of 2007 and net charge-offs of 0.05% in the fourth quarter of 2006, primarily due to higher net charge-offs on residential real estate loans. Management believes that net charge-offs will continue at higher levels for much of 2008 in light of declining real estate values and current credit quality concerns. For the year, the ratio of net charge-offs to average outstanding loans was 0.13%, up from 0.06% for 2006. The Company increased its provision for loan losses to $1,373,000 for the fourth quarter of 2007 from $293,000 in the year-earlier quarter. For the year, the provision for loan losses was $2,616,000, up from $475,000 in 2006. The Company's allowance for loan losses was 0.91% of total loans as of December 31, 2007, versus 0.86% at September 30, 2007, and 0.73% at December 31, 2006. With the recent increases in the allowance, management believes it has addressed the potential risk within the loan portfolio. However, the Company will continue to assess the credit quality of its borrowers, collateral values and the effects of the changing real estate market in an effort to manage and mitigate ongoing risk within the loan portfolio. The Company does not originate or purchase sub-prime loans for its portfolio.

Net interest income, after provision for loan losses, declined 15% to $4,392,000 in the fourth quarter of 2007 from $5,150,000 in the same period last year. Net interest income, after provision for loan losses, declined 7% to $19,770,000 for 2007 from $21,185,000 in 2006.

Non-interest income for the fourth quarter declined 22% to $1,524,000 versus $1,965,000 in the prior-year period, primarily due to a loss on the fair value of interest rate swaps versus a gain in the year-earlier quarter and increased liquidation losses on defaulted mortgages. Non-interest income for 2007 declined 13% to $6,926,000 from $8,005,000 for the prior-year period, primarily due to lower service charges and fees, a loss on the fair value of interest rate swaps, and increased liquidation losses on defaulted mortgages.

Non-interest expense for the fourth quarter rose 36% to $7,862,000 from $5,787,000 in the same period last year, largely due to the write-off of $1,762,000 of expenses related to the termination of the Company's second-step conversion and offering. As a result, the Company's efficiency ratio was 107.86% in the fourth quarter compared with 78.27% in the third quarter of 2007 and 78.12% in the fourth quarter last year. For the year, the Company's efficiency ratio was 86.83% versus 73.08% for 2006.

Annualized return on average stockholders' equity for the fourth quarter and year ended December 31, 2007, was -4.75% and 1.22%, respectively, versus 3.95% and 5.48%, respectively, for the comparable periods last year. Annualized return on average total assets for the fourth quarter and year ended December 31, 2007, was -0.48% and 0.12%, respectively, compared with 0.44% and 0.66%, respectively, for the same periods in 2006.

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 14 offices, including a focus on the Jacksonville metropolitan area.

Atlantic Coast Federal Corporation completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

ATLANTIC COAST FEDERAL CORPORATION Unaudited Financial Highlights (In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Total interest income	$14,224	$12,730	$55,509	$46,407
Total interest expense	8,459	7,287	33,123	24,747
Net interest income	5,765	5,443	22,386	21,660
Provision for loan losses	1,373	293	2,616	475
Net interest income after provision for loan losses	4,392	5,150	19,770	21,185
Non-interest income	1,524	1,965	6,926	8,005
Non-interest expense	7,862	5,787	25,451	21,679
Income (loss) before income taxes	(1,946)	1,328	1,245	7,511
Income tax expense (benefit)	(852)	417	130	2,382
Net income (loss)	$(1,094)	$911	$1,115	$5,129
Basic and diluted earnings (loss) per share	$(0.09)	$0.07	$0.08	$0.38
Weighted average shares outstanding:
Basic	13,170	13,219	13,165	13,427
Diluted	13,256	13,366	13,346	13,558

Dividends per share	$0.15	$0.12	$0.57	$0.42

			Dec. 31,	Dec. 31,
			2007	2006
Total assets			$931,026	$843,079
Cash and cash equivalents			29,310	41,057
Securities available for sale			134,216	99,231
Loans receivable, net			703,513	639,517
Total deposits			582,730	573,052
Federal Home Loan Bank advances			173,000	144,000
Securities sold under agreements to purchase			78,500	29,000
Stockholders' equity			89,806	91,087

Selected Consolidated Financial Ratios and Other Data (unaudited) for the fourth quarter and year ended December 31, 2007 and 2006, may be found at the following link: http://www.irinfo.com/acfc/ACFC4Q07tds.pdf. Investors should refer to the Company's Form 10-K for the year ended December 31, 2007, for additional information and disclosures; the Form 10-K will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376